EXHIBIT 99.1
------------


                                 News Release

                                   LANDAUER

--------------------------------------------------------------------------

                            LANDAUER, INC. REPORTS
                       FISCAL 2009 THIRD QUARTER RESULTS

         Revenue and Earnings Driven by Strong InLight Demand Globally

For Further Information Contact:
    Jonathon M. Singer
    Senior Vice President, CFO
    708-441-8311
    jsinger@landauerinc.com

--------------------------------------------------------------------------

GLENWOOD, ILL.--AUGUST 4, 2009--LANDAUER, INC. (NYSE: LDR), a recognized leader in personal and environmental radiation monitoring services, today reported financial results for the three and nine months ended June 30, 2009.

FISCAL 2009 THIRD QUARTER HIGHLIGHTS

  . Revenue grew 7 percent to $23.5 million on continued global demand for InLight products and increased domestic badge revenues.

  .   Gross profit grew 4 percent to $15.6 million on increased revenue.

  . Effective tax rate declined to 30 percent due primarily to changes in Illinois state tax law and tax benefit of funding frozen pension plan.

  . Net income grew 13 percent to $6.5 million, or $0.70 per diluted share.

"We are pleased with this quarter's financial results, which were driven substantially by InLight sales both domestically and abroad," stated Bill Saxelby, President and CEO of Landauer. "During the quarter we made significant InLight product placements across several markets we have targeted for growth including the U.S. military, the first responder market, and patient monitoring. In addition, we continued to drive global expansion through the continuation of our relationship with Health Canada and placement of InLight products into Southeast Asia through our joint venture with Nagase-Landauer."

"The continued acceptance of our InLight suite of products, success of our international expansion initiative and adoption of our offerings in the medical, nuclear and military markets affirm the long-term growth prospects for our business. We have also made significant progress in our current systems initiative, delivering successfully on several important milestones during the quarter."

Saxelby noted, "We are pleased with the progress we've made in fiscal 2009. Landauer's performance demonstrates the success of our continued focus on executing our strategic priorities: optimizing our core business, driving competitive growth, and pursuing strategic expansion. Our strong cash flow generation has provided us with the sufficient capital to execute on all three of our strategic priorities."

                                    -more-

------------------------------------------------------------------------
         Landauer, Inc.  2 Science Road  Glenwood, Illinois 60425-1586
                   Telephone: 708.755.7000  landauerinc.com

LANDAUER, INC.
ADD 1



REVENUE GROWTH CONTINUES

Revenues for the third fiscal quarter of 2009 were $23.5 million, a 7 percent increase compared with the $21.9 million reported for the third fiscal quarter of 2008. Domestic revenue increased 5 percent, or $0.7 million, on InLight product demand and growth in domestic badge revenue. Organic international revenue growth of approximately 27 percent was offset by the impact of the strengthening of the dollar against most foreign currencies, which reduced revenue by approximately $0.7 million in the quarter, resulting in a reported increase of 14 percent, or $0.8 million.

Cost of sales increased 14 percent for the quarter due to increased cost of materials to support growth in InLight products sales. Gross margin declined to 66 percent from 68 percent in the year ago period due to the revenue mix. Selling, general and administrative expenses for the third fiscal quarter of 2009 increased 2 percent, or $141,000, driven primarily by increased expense spending to replace the Company's information technology systems that support customer relationship management and the order-to-cash cycle.

The effective tax rate for the third fiscal quarter of 2009 decreased to 30 percent compared with 35 percent for the third fiscal quarter of 2008. The reduction is due primarily to a change in the state tax rate driven by changes in the Illinois state tax law and the tax benefit of funding the frozen pension plan. Net income for the fiscal quarter ended June 30, 2009 was $6.5 million, an increase of 13 percent compared with $5.8 million for the third fiscal quarter of 2008. The resulting diluted earnings per share for the third fiscal quarter of 2009 were $0.70 compared with $0.62 for the third fiscal quarter of 2008.

For the nine months ended on June 30, 2009, revenues increased 5 percent to $70.9 million versus $67.5 million at this time last year. The gross profit margin was 67 percent versus 68 percent from last year's nine-month period ended June 30, 2008. Selling, general and administrative expenses for the first nine months of fiscal 2009 increased $87,000 compared to the first nine months of fiscal 2008.

On February 5, 2009, the Board of Directors approved changes to the Company's retirement benefit plans to transition from a defined benefit plan to a defined contribution approach to retirement benefits. As a result of the changes, the Company recognized $2.2 million ($1.5 million after-tax) of non-recurring pension curtailment and transition costs during the second fiscal quarter of 2009. In addition, the Company initiated a management reorganization plan to strengthen selected roles in the organization. As a result, the Company recognized $489,000 ($322,000 after-tax) of non-recurring reorganization charges during the second fiscal quarter of 2009.

Year-to-date net income was $18.1 million, an increase of 3.5 percent from $17.5 million in the prior year period. Earnings per diluted share were $1.94 compared with $1.89 for the same period last year. Excluding the effect of the pension curtailment and transition costs and the reorganization charges, net income for the first nine months of fiscal 2009 was $19.9 million, or $ 2.14 per diluted share.











                                    -more-

LANDAUER, INC.
ADD 2



SOLID FINANCIAL POSITION

Landauer ended the third fiscal quarter of 2009 with total assets of $121.3 million and working capital of $32.2 million. At June 30, 2009, Landauer continued to be debt free. During the quarter, the Company negotiated an amendment to its credit agreement to increase permitted borrowings from $15 million to $30 million and to extend the expiration to June 2011. Cash provided by operating activities was $18.1 million, a decline of $6.2 million from the first nine months of fiscal 2008. The decline is due primarily to $6.5 million in incremental payments to the Company's defined benefit pension plan to bring the plan to a fully funded status in conjunction with the actions to freeze the plan.

FISCAL 2009 OUTLOOK

Saxelby concluded, "We believe Landauer is positioned to generate strong performance as a result of our diverse market and product opportunities, financial discipline, and strong industry positioning. We have made solid progress in executing against our fiscal year goals for the InLight family of products and have closed the majority of our targeted opportunities. Accordingly, we will experience lower growth comparisons in the fourth quarter; however, we anticipate we will reach our annual guidance ranges."

The Company's business plan for fiscal 2009 currently anticipates aggregate revenue growth for the year to be in the range of 3 - 5 percent. The Company currently anticipates a net income increase in the range of 6 - 8 percent, prior to the $1.8 million after-tax impact of the pension curtailment and transition costs and management reorganization charges.

CONFERENCE CALL DETAILS

Landauer has scheduled its third quarter conference call for investors over the Internet on Tuesday, August 4, 2009 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 877-941-7133 (within the United States and Canada) or 480-629-9786 (international calls), and reference the conference ID #4123060, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company's website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada) or 303-590-3030 (international calls) passcode 4123060#, which will be available until September 1, 2009. The replay of the call will remain available on Landauer's website for 90 days.

ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its services to approximately 1.6 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico and other countries.


                                    -more-

LANDAUER, INC.
ADD 3



SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "Fiscal 2009 Outlook") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies in general; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; the costs associated with the Company's research and business development efforts; the usefulness of older technologies; the effectiveness of changes and upgrades to and costs associated with the Company's information systems; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company's benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the Company's Annual Report on Form 10-K for the year ended September 30, 2008, and other reports filed by the Company from time to time with the Securities and Exchange Commission.





                            FINANCIAL TABLES FOLLOW


























                                    -more-

LANDAUER, INC.
ADD 4



                FISCAL 2009 THIRD QUARTER FINANCIAL HIGHLIGHTS

           (unaudited, amounts in thousands, except per share data)



                                Three months ended      Nine months ended
                                      June 30,               June 30,
                                -------------------    -------------------
                                  2009       2008        2009       2008
                                --------   --------    --------   --------

Net revenues                    $ 23,468   $ 21,902    $ 70,860   $ 67,454

Costs and expenses:
    Cost of sales                  7,874      6,929      23,393     21,645
    Selling, general and
      administrative               6,612      6,471      19,793     19,706
    Net defined benefit plan
      curtailment loss and
      transition costs                --         --       2,236         --
    Reorganization charges            --         --         489         --
                                --------   --------    --------   --------
                                  14,486     13,400      45,911     41,351

Operating income                   8,982      8,502      24,949     26,103

Other income, net                    459        633       1,728      1,918
                                --------   --------    --------   --------

 Income before taxes               9,441      9,135      26,677     28,021
 Income taxes                      2,800      3,214       8,353     10,259
                                --------   --------    --------   --------

 Income before minority
    interest                       6,641      5,921      18,324     17,762
 Minority interest                    95        128         208        263
                                --------   --------    --------   --------

 Net income                     $  6,546   $  5,793    $ 18,116   $ 17,499
                                ========   ========    ========   ========


 Net income per common share:
    Basic                       $   0.70   $   0.63    $   1.95   $   1.90
                                ========   ========    ========   ========
    Weighted average basic
      shares outstanding           9,304      9,244       9,279      9,209
                                ========   ========    ========   ========


    Diluted                     $   0.70   $   0.62    $   1.94   $   1.89
                                ========   ========    ========   ========
    Weighted average diluted
      shares outstanding           9,347      9,307       9,326      9,273
                                ========   ========    ========   ========









                                    -more-

LANDAUER, INC.
ADD 5



                      SUMMARY CONSOLIDATED BALANCE SHEETS

                       (unaudited, amounts in thousands)



                                                 June 30,    September 30,
                                                   2009          2008
                                                 --------    -------------

ASSETS
Current Assets:
    Cash and cash equivalents                    $ 32,256         $ 33,938
    Receivables, net of allowances                 24,220           19,738
    Other current assets                           11,029           15,053
                                                 --------         --------
Total current assets                               67,505           68,729

Net property, plant and equipment                  23,678           20,185
Equity in joint venture                             6,629            5,796
Goodwill and other intangible assets,
  net of amortization                              17,730           18,102
Dosimetry devices, net of amortization              4,599            4,454
Other assets                                        1,148            1,424
                                                 --------         --------
TOTAL ASSETS                                     $121,289         $118,690
                                                 ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                             $  3,096         $    981
    Dividends payable                               4,980            4,686
    Deferred contract revenue                      16,844           15,626
    Other current liabilities                      10,365           12,931
                                                 --------         --------
Total current liabilities                          35,285           34,224
Non-current Liabilities:
    Pension and postretirement obligations          6,160            8,609
    Deferred income taxes                           4,943            4,622
    Other non-current liabilities                   1,033              935
                                                 --------         --------
Total non-current liabilities                      12,136           14,166

Minority interest in subsidiary                       582              545

Stockholders' equity                               73,286           69,755
                                                 --------         --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $121,289         $118,690
                                                 ========         ========



                                   #   #   #